Exhibit 99.1

                           Cytec Elects New Director

            WEST PATERSON, N.J.--(BUSINESS WIRE)--Oct. 21, 2004--Cytec Industries Inc. (NYSE:CYT) announced today that the Company's Board of Directors has elected Mr. Louis L. Hoynes, Jr. as a director.
           Mr. Hoynes was Executive Vice President and General Counsel of Wyeth until his retirement in July 2003. Prior to joining Wyeth in 1990, he was a partner in the law firm of Wilkie Farr & Gallagher. Mr. Hoynes previously served as director of the Company for ten years elected by a subsidiary of Wyeth that owned all of the Company's
Series C Cumulative Preferred Stock. His term automatically ended in September 2004 when the Company redeemed the Series C Cumulative Preferred Stock.
           David Lilley, Chairman, President and Chief Executive Officer, commented, "Lou's experience and sage advice have been invaluable to Cytec and the Board of Directors over the past 10 years. Now that the Series C Stock has been redeemed, we are pleased to welcome Lou back to the Board as an independent director and look forward to his continuing contributions to the success of Cytec."

           Corporate Profile

           Cytec Industries is a specialty chemicals and materials technology company with sales in 2003 of $1.5 billion. Its growth strategies are based on developing technologically advanced customer solutions for global markets, including: aerospace, plastics, industrial coatings, mining, and water treatment.


    CONTACT: Cytec Industries Inc., West Paterson
             Investment Community:
             David M. Drillock, 973-357-3249
             or
             Media:
             Gail Petersen, 973-357-3319
             www.cytec.com